EXHIBIT 10.1

                             ATTORNEY FEE AGREEMENT

1.       The Law Firm of Hamilton, Lehrer & Dargan, P.A. (hereinafter referred to as the "Law Firm") will represent XFONE, INC. (hereinafter referred to as
"Client") in various corporate and securities matters including but not limited to filing of reports pursuant to Section 13 or 15(d) of the Securities Exchange
Act of 1934.

2.       The above legal services and others will be performed by the Law Firm after consultation with and authorization from the Client.

3.       The fee to be paid is five thousand (5000) shares of common stock per month for up to twenty-five (25) hours of legal services. Client shall register thirty thousand (30,000) shares of common stock on Form S-8 upon execution of this Agreement. Upon execution of this Agreement, these shares are deemed earned and are non-refundable. Client shall deliver five thousand (5000) of common stock prior to the first day of each month from January 1, 2002 until July 1,
2002.

By executing this Agreement, Client acknowledges that the services to be rendered are not in connection with a capital raising transaction and do not directly or indirectly promote or maintain a market for the securities of
Client.

4.       The Client agrees to compensate the Law Firm for the cost of long distance telephone charges, Edgar fees, messenger services or any other out-of-pocket expenses, which may be necessarily incurred in the representation of the Client.

5.       All payments for out-of-pocket fees and expenses are due upon presentation of invoices.

6.       The Law Firm is authorized to take all actions which the Firm deems advisable on behalf of the Client. The Law Firm agrees to notify the Client promptly of all significant developments in regard to the Client.

7.       Client will fully cooperate with the Law Firm and provide all information known to the Client or available to the Client which, in the opinion of the Law Firm, would aid the Law Firm in representing the Client.

8.       The Law Firm agrees to use its best efforts in representing the Client.

9.       The Law Firm may terminate this Agreement if the Client is in breach of its obligations under this Agreement or if the Law Firm is otherwise required to do so in accordance with the rules of professional conduct governing attorneys.
The Client is entitled to terminate this Agreement subject to its contractual liability to the Law Firm for services rendered.

10.      This Agreement will terminate July 1, 2002. The Client agrees that the
Law Firm shall be paid in full for any services performed preceding termination for which the Law Firm has not been paid.

11.      This writing includes the entire Agreement between the Client and the
Law Firm regarding this matter. This Agreement can only be modified with another written agreement signed by the Client and the Law Firm. This Agreement shall be binding upon the Client and the Law Firm and their respective heirs, legal representatives and successors in interest.

12.      Both the Client and the Law Firm have read and agreed to this
Agreement. The Law Firm has provided the Client with answers to any questions and has further explained this Agreement to the complete satisfaction of the
Client. The Client has also been given a copy of this Agreement.

In Witness Whereof, the parties have executed this Agreement on the 4th day of
January, 2002.

HAMILTON, LEHRER & DARGAN, P.A.

/s/ Brenda Lee Hamilton
-----------------------
By: Brenda Lee Hamilton
For the Firm

XFONE, INC.

/s/ Guy Nissenson
-----------------
By: Guy Nissenson, President